Exhibit 5

[Modine Letterhead]

July 17, 2008

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI  53403

Re:	Registration Statement on Form S-8 Relating to the
Modine Manufacturing Company 2008 Incentive Compensation Plan

Ladies and Gentlemen:

I am providing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Modine Manufacturing Company (the “Company”) relating to the Modine Manufacturing Company 2008 Incentive Compensation Plan (the “Plan”).  The Registration Statement is being filed for the registration under the Securities Act of 1933, as amended (the “Act”), of 2,500,000 shares of Common Stock, $0.625 par value (the “Shares”), of the Company authorized for issuance pursuant to the Plan..

I have examined:  (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the Plan and the authorization for the issuance of the Shares thereunder; and (v) such other documents and records and such matters of law as I have deemed necessary in order to render this opinion.

On the basis of the foregoing, I advise you that, in my opinion:

(1)  The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

(2)  The Shares to be sold from time to time pursuant to the Plan which are original issuance or treasury shares will, when issued as and for the consideration contemplated by the Plan, be validly issued, fully paid and nonassessable by the Company.

Modine Manufacturing Company

July 17, 2008

I consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Dean R. Zakos

Dean R Zakos
Vice President, General Counsel and Secretary